UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CTS CORPORATION

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April 19, 2011

Dear CTS Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 25, 2011, at 11:30 a.m. Central Daylight Time, at CTS’ offices located at 2375 Cabot Drive, Lisle, IL 60532.

The official meeting notice, proxy statement, and proxy form are enclosed. These materials were first mailed to shareholders on or about April 19, 2011. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Vinod M. Khilnani
Chairman, President, and
Chief Executive Officer

Notice of the 2011 Annual Meeting of Shareholders
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: ADVISORY VOTE REGARDING THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR FOR 2011
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CTS CORPORATION 2010 COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
2010 OPTION EXERCISES AND STOCK VESTED
2010 PENSION BENEFITS
EXECUTIVE SEVERANCE POLICY
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2010 AUDIT COMMITTEE
INDEPENDENT AUDITOR
APPENDIX I

Notice of the 2011 Annual Meeting of Shareholders

To Be Held On
May 25, 2011

To CTS Shareholders:

The 2011 Annual Meeting of Shareholders of CTS Corporation will be held on Wednesday, May 25, 2011, at 11:30 a.m. Central Daylight Time, at CTS’ offices located at 2375 Cabot Drive, Lisle, IL 60532. To obtain directions to the meeting location, please call (574) 523-3841.

Only CTS shareholders of record at the close of business on April 8, 2011 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote upon the following items:

1. Election of directors for the ensuing year;

2. An advisory vote regarding the compensation of CTS’ named executive officers;

3.	An advisory vote to determine the frequency of future advisory votes regarding the compensation of CTS’ named executive officers;

4. Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2011; and

5. Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director-nominees, in favor of approval of CTS’ named executive officer compensation, in favor of an advisory vote on the compensation of CTS’ named executive officers every year, and in favor of the ratification of the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Richard G. Cutter
Corporate Secretary

April 19, 2011

Your vote is important.
Please date, sign, and promptly mail the enclosed proxy card.
No postage is required if mailed in the United States.
You may also vote via internet, following the instructions on your proxy card.

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 25, 2011

This proxy statement was first mailed to shareholders on or about April 19, 2011, and is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS”) of proxies to be voted at the 2011 Annual Meeting of Shareholders (“Annual Meeting”). The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	Upon what may I vote?

A:	(1) Election of director-nominees to serve on the Board;

(2) An advisory vote regarding the compensation of CTS’ named executive officers;

(3) An advisory vote to determine the frequency of future advisory votes regarding the compensation of CTS’ named executive officers; and

(4) Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2011.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1) FOR each of the director-nominees identified in this proxy;

(2) FOR approval of CTS’ named executive officer compensation;

(3) FOR an advisory vote on the compensation of CTS’ named executive officers EVERY YEAR (1 year); and

(4) FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2011.

Q:	How will voting on any other business be conducted?

A:	We are not aware of any other business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Vinod M. Khilnani, Chairman, President, and Chief Executive Officer, and Richard G. Cutter, Vice President, Legal and Business Affairs, Corporate Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1) The ten director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the ten director-nominees unless it contains contrary instructions. Abstentions, broker non-votes, and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes;

(2) An affirmative vote of a majority of votes cast is necessary to approve on an advisory basis the compensation of CTS’ named executive officers, although such vote will not be binding on CTS. With respect to this proposal, abstentions and broker non-votes will have no impact on the outcome of this proposal;

(3) You may vote to approve a frequency for future advisory votes on the compensation of CTS’ named executive officers of every one, two, or three years or you may abstain from voting. This advisory vote is not binding on the Board. The frequency of future advisory votes on the compensation of CTS’ named executive officers receiving the greatest number of votes (every one, two, or three years) will be considered the frequency recommended by shareholders. With respect to this proposal, abstentions and broker non-votes will have no impact on the outcome of this proposal; and

(4) The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2011 will be ratified if a majority of the votes cast support the appointment. With respect to this proposal, abstentions and broker non-votes will have no impact on the outcome of this proposal.

Q:	Who is entitled to vote?

A:	Shareholders of record at the close of business on April 8, 2011, which is referred to as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 34,328,692 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:	How do I vote?

A:	Please mark, sign, and date your proxy card and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees, FOR approval of CTS’ named executive officer compensation, FOR an advisory vote EVRY YEAR on CTS’ named executive officer compensation, and FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2011. Even if you return your proxy card, you still have the right to revoke your proxy or change your vote at any time before the Annual Meeting. If you wish to revoke your proxy or change your vote, notify CTS’ Corporate Secretary by returning a later-dated proxy card. You may also vote by internet at www.proxyvote.com up until 11:59 p.m. Eastern Daylight Time on May 24, 2011. Please have your proxy card in hand and follow the instructions on the website. Of course, you may always vote in person at the meeting.

Q:	How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:	The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Daylight Time on May 19, 2011. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions for how to vote your shares of CTS common stock, they will not be voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	In March 2011, CTS hired Eagle Rock Proxy Advisors LLC to solicit votes for a fee of $6,000. CTS also reimburses Eagle Rock for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries, and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS common stock in street name and we received only one copy of the proxy statement and one annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a corporation or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514; you can call (574) 523-3800 and ask to speak to our Investor Relations staff; or you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number, or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the Board?

A:	Director-nominees for the 2012 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of Richard G. Cutter, Vice President Law and Business Affairs, Corporate Secretary for CTS. Pursuant to the CTS Corporation By Laws, all nominations must be received no earlier than January 11, 2012 and no later than February 25, 2012. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ By Laws. Upon request, copies of the By Laws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

Q:	When are shareholder proposals for the 2012 Annual Meeting of Shareholders due?

A:	CTS’ advance notice By Law provisions require that in order to be presented at the 2012 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of Richard G. Cutter, Vice President, Law and Business Affairs, Corporate Secretary for CTS, and must be received no earlier than January 11, 2012 and no later than February 25, 2012. Certain information is required to be included with shareholder proposals, which is described in CTS’ By Laws. Upon request, copies of the By Laws may be obtained free of charge from CTS’ Corporate Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm. To be included in our proxy materials relating to the 2012 Annual Meeting of Shareholders, proposals must be received by us on or before December 21, 2011 (or, if the date of the 2012 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2011 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE

1. ELECTION OF DIRECTORS;

2.	AN ADVISORY VOTE REGARDING THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS;

3.	AN ADVISORY VOTE TO DETERMINE THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS; AND

4.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2011.

Your Board recommends a vote FOR the director-nominees, FOR approval of CTS’ named executive officer compensation, FOR an advisory vote on the compensation of CTS’ named executive officers EVERY YEAR (1 YEAR), and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board. The Board has established the current number of authorized directors at ten. There are ten director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors.  Each director-nominee named below is currently a director of CTS. The ages shown are as of April 19, 2011, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board will, in their sole discretion and pursuant to authority granted by the CTS By Laws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW	Director since 1999
Age 66

Mr. Catlow recently retired as Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Prior to that, Mr. Catlow served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech international investments and was responsible for global acquisitions and alliances. The Board believes Mr. Catlow’s experience in international business, his experience in the wireless communications infrastructure industry, and his experience as a top level executive make him well qualified to serve as a director.

LAWRENCE J. CIANCIA	Director since 1990
Age 68

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions. and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals, and PVC compounds. The Board believes Mr. Ciancia’s experience in international mergers and acquisitions and his experience as a top level executive make him well qualified to serve as a director.

THOMAS G. CODY	Director since 1998
Age 69

Mr. Cody is the Lead Independent Director of the Board. He is the retired Vice Chairman of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.), a nationwide department store retailer, serving from February 2003 through March 2010. Prior to assuming that position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Until May 2008, Mr. Cody was also a director of LCA Vision, Inc. The Board believes that Mr. Cody’s extensive legal, tax, human resources, and top level executive experience, garnered in service of a major New York Stock Exchange listed corporation, as well as his experience serving as a director of another company, make him well qualified to serve as a director.

PATRICIA K. COLLAWN	Director since 2003
Age 52

Ms. Collawn is President and Chief Executive Officer of PNM Resources, Inc., a multi-state utilities corporation serving electricity customers. PNM Resources, Inc. is traded on the New York Stock Exchange under the symbol PNM. Ms. Collawn has served in this capacity since March 2010. In March of 2010 she was also made a director of PNM Resources, Inc. Immediately prior to that, she was President and Chief Operating Officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. Previously, Ms. Collawn had served as President of Customer and Field Operations of Xcel Energy from July 2003 and as President of the Retail Services Group of Xcel Energy from March 2001. The Board believes that Ms. Collawn’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.

ROGER R. HEMMINGHAUS	Director since 2000
Age 74

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a corporation that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus is also a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus currently serves as Lead Independent Director of Tandy Brand Accessories, Inc. and as a director of the Southwest Research Institute. Until May 2009, he was a director of Xcel Energy, Inc. Mr. Hemminghaus has previously served as Chairman of CTS’ Board, from July 2007 to May 2009, and Lead Independent Director, from May 2009 to May 2010. The Board believes that Mr. Hemminghaus’ experience as Chief Executive Officer of a publicly traded corporation, experience in leadership roles on CTS’ Board, and experience serving as a director of other companies makes him well qualified to serve as a director.

MICHAEL A. HENNING	Director since 2000
Age 70

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a director of Omnicom Group, Inc., Landstar System, Inc., and Black Diamond, Inc. (formerly Clarus Corporation). Until October 2009, Mr. Henning was a director of Highlands Acquisition Corporation. The Board believes that Mr. Henning’s substantial international tax and accounting experience garnered through service with one of the world’s preeminent accounting firms, and his experience serving as a director of other companies, makes him well qualified to serve as a director. Mr. Henning’s tax and accounting acumen also enable his service as CTS’ Audit Committee financial expert.

GORDON HUNTER	Director Since 2011
Age 59

Mr. Hunter is the Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company. Mr. Hunter has served as a director of Littelfuse, Inc. since June 2002, and joined the company as Chief Operating Officer in November 2003. He assumed the role of Chairman, President, and Chief Executive Officer of Littelfuse, Inc. on January 1, 2005. He is currently a member of the Board of Directors of Veeco Instruments, Inc., and also serves on the Veeco Instruments, Inc. Compensation Committee. Mr. Hunter also serves on the Council of Advisors of Shure Incorporated. The Board believes that Mr. Hunter’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director.

VINOD M. KHILNANI	Director since 2007
Age 58

Mr. Khilnani is Chairman of the Board, President, and Chief Executive Officer of CTS. Mr. Khilnani joined CTS in May 2001 as Senior Vice President and Chief Financial Officer. In July 2007, he was elected President and appointed Chief Executive Officer. He was appointed Chairman of the Board in May of 2009. Mr. Khilnani also serves as a Director of Materion Corporation and is a member of Materion Corporation’s Nominating and Governance Committee and Compensation Committee. The Board believes that Mr. Khilnani’s more than 30 years of leadership experience and acumen in finance, strategy, mergers and acquisitions, and operating roles based in the United States and Europe, including 18 years at Cummins, Inc., as well as extensive experience as a top executive at CTS, all make him well qualified to serve as a director.

DIANA M. MURPHY	Director since 2010
Age 54

Ms. Murphy is currently the Managing Director of Rocksolid Holdings, LLC, a private equity firm, serving in that capacity since January of 2007. From 1997 to that time, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. She is also currently a Director of Landstar System, Inc., Georgia Research Alliance Venture Fund, LLC, the Coastal Bank of Georgia, Abeome Corporation, The Boys and Girls Club of Southeast Georgia, the College of Coastal Georgia Foundation, and other privately held companies. The Board believes that Ms. Murphy’s extensive experience in business management, strategic planning, marketing, public relations, and experience on the boards of other companies all make her well qualified to serve as a director.

ROBERT A. PROFUSEK	Director since 1998
Age 61

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as the Lead Director of Valero Energy Corporation and is a member of the company’s Compensation Committee and Nominating and Governance Committee. The Board believes that Mr. Profusek’s substantial experience in mergers and acquisitions, corporate governance, and experience serving as a director of other companies make him well qualified to serve as a director.

Your Board recommends a vote FOR each of these director-nominees.

PROPOSAL 2: ADVISORY VOTE REGARDING THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934) requires that we include in this proxy statement an advisory (non-binding) shareholder vote on the compensation of CTS’ named executive officers as described in this proxy statement (commonly referred to as a “say-on-pay” vote). The Compensation Discussion and Analysis of this proxy statement (which begins on page 19) describes CTS’ executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2010 with respect to our named executive officers.

As we describe in the Compensation Discussion and Analysis, CTS’ executive compensation program is designed to attract, retain, and motivate high-quality executives, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of shareholders. These goals are achieved through the application of a number of techniques, such as:

•	apportioning fixed pay versus incentive-based compensation in an appropriate balance;

•	selecting appropriate and broad-based performance metrics;

•	establishing reasonable performance thresholds;

•	capping performance-based compensation awards at certain maximum levels;

•	requiring multiple-year performance periods for performance-based awards; and

•	vesting a significant amount of equity compensation over multi-year periods.

CTS has not substantially changed its overall approach to executive compensation through the recent economic downturn and the start of the economic recovery, remaining committed to the use of broad-based metrics such as earnings per share, strategic business unit operating earnings, sales growth, and relative total stockholder return in measuring corporate performance.

For these reasons, the Board is asking shareholders to vote FOR the following resolution: “RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved.” While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Your Board recommends a vote FOR the approval of CTS’ named executive officer compensation.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF CTS’ NAMED EXECUTIVE OFFICERS

In Proposal 2 above, shareholders are being asked to cast a non-binding advisory vote with respect to the compensation of CTS’ named executives officers. This advisory vote is commonly referred to as a “say-on-pay” vote. In this Proposal 3, the Board is also, pursuant to Section 14A of the Exchange Act, asking shareholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Shareholders are entitled to cast their votes on whether we should hold say-on-pay votes every one, two, or three years. Alternatively, you may abstain from casting a vote.

This advisory vote is not binding on the Board. The Board believes at this time an annual say-on-pay voting frequency best serves the interests of shareholders. However, the Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most shareholder support.

Your Board recommends you vote FOR an advisory vote on the compensation of CTS’ named executive officers EVERY YEAR (1 YEAR). However, you are not voting to approve or disapprove of the Board’s recommendation on this proposal.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR FOR 2011

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2011. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2011 is not approved by the holders of a majority of the shares of CTS common stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Board will review the Audit Committee’s future selection of independent auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity at that time to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as independent auditor for 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2010:

			(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders	2,263,664	$12.61	2,701,098
Equity compensation plans not approved by security holders(2)	37,241	—	—

Total	2,300,905	—	2,701,098

(1)	The first and total rows of this column include 1,170,601 restricted stock units representing time-based and performance-based awards, which are settled in CTS common stock. These 1,170,601 units have no bearing on the weighted-average exercise price in column (b).

(2)	In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Prior to December 1, 2004, CTS annually credited an account for each non-employee director with 800 CTS common stock units. CTS also annually credited each deferred stock account with an additional number of CTS common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. As of December 1, 2004, this plan was amended to preclude crediting any additional CTS common stock units under the plan. Upon retirement, a participating non-employee director is entitled to receive one share of CTS common stock for each CTS common stock unit in his deferred stock account. On December 31, 2010, the deferred stock accounts contained a total of 37,241 CTS common stock units. Former Director Gerald H. Frieling, Jr. did not stand for re-election as a director at the 2009 Annual Meeting of Shareholders. In accordance with the terms of the Stock Retirement Plan for Non-Employee Directors, on January 12, 2010 he received 19,020 shares of CTS common stock.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors, and holders of at least 10% of the outstanding shares of CTS common stock are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner in 2010, with one exception. The report of one transaction for a sale of 150 shares of CTS common stock to cover taxes associated with an award vesting for Dennis P. Thornton, Senior Vice President and General Manager, Electronic Manufacturing Solutions, was filed late due to an administrative oversight.

COMMITTEES OF THE BOARD OF DIRECTORS

Directors are assigned to committees by the full Board each year following their election at the Annual Meeting.

Compensation Committee

The Compensation Committee is a standing committee of the Board. Directors Collawn, Catlow, Cody, and Henning are the current members of the Compensation Committee. Ms. Collawn is the Chairperson of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Compensation Committee held four meetings in 2010. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer’s compensation. The Compensation Committee also administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, including the annual equity and non-equity performance plans. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer, with the exception that in 2010, the Compensation Committee granted Mr. Khilnani the ability to make a cash award, within certain specified limits, to Donald R. Schroeder, Executive Vice President, for 2010 service. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the Board for approval.

The Compensation Committee may, from time-to-time, direct senior functionaries of the corporation’s human resources department to research specific issues and make recommendations to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Directors Collawn, Catlow, Cody, and Henning were appointed to the Compensation Committee following their election to the Board at CTS’ 2010 Annual Meeting of Shareholders. During 2010, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board. Directors Henning, Catlow, Ciancia, and Collawn are the current members of the Nominating and Governance Committee. Mr. Henning is the Chairman of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held three meetings in 2010. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments, director-nominees for election at the Annual Meeting, and CTS officers for election. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. CTS’ By Laws describe the process for nominating a candidate for election to the Board at the Annual Meeting. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2011 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director-nominees is necessary since CTS’ By Laws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. Additionally, key positions such as Chairman of the Board and Chairperson of the Compensation Committee are currently held by ethnically and gender-diverse Board members. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Audit Committee

The Audit Committee is a standing committee of the Board. Directors Ciancia, Catlow, Hemminghaus, and Henning are the current members of the Audit Committee. Mr. Ciancia is the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. In addition to being a member of the CTS Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board considered whether or not Mr. Henning’s additional service would negatively impact his service to the Audit Committee. It is the opinion of the Board that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhances the abilities and competencies of the Audit Committee and that, as a retiree, Mr. Henning has ample time and capacity to serve on three other public company audit committees without impairment of his ability to serve the Audit Committee.

The Audit Committee held eight meetings in 2010. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings press releases, and earnings guidance. In addition, the Audit Committee reviews CTS’ compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee

The Finance and Strategic Initiatives Committee is a standing committee of the Board. Directors Profusek, Cody, Hemminghaus, and Khilnani are the current members of the Finance and Strategic Initiatives Committee. Mr. Profusek is the Chairman of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held two meetings in 2010. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board concerning corporate financing arrangements, tax strategies, dividend policy, financial structure, acquisition and divestiture strategies, and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance

During 2010, the Board held six meetings. In 2010, all of the directors attended 100% of the meetings of the Board and the standing committees of which they were then members, either in person or telephonically. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2010 Annual Meeting of Shareholders attended that meeting.

Director Independence

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of CTS and has not been an employee of CTS for at least five years;

•	Is not an affiliate of CTS other than in the capacity as a director, and has not been an affiliate of CTS for at least five years;

•	Is not an employee or affiliate of CTS’ present auditing firm or an auditing firm retained by CTS within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of CTS presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of CTS’ consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee of any company which made payments to or received payments from CTS which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from CTS other than compensation attributable to the director’s service as a member of the Board and its committees;

•	Has not received more than $10,000 per year in direct compensation from CTS during the past five years, excluding compensation attributable to the director’s service as a member of the Board and its committees;

•	Does not have any other relationship with CTS or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director; and

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

For purposes of determining whether a director has a material relationship with CTS apart from his service as a director, the Board has determined that CTS’ purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

Additionally, for purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The Board made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines, as described above. As a result, the Board concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Roger R. Hemminghaus, Michael A. Henning, Gordon Hunter, Diana M. Murphy, and Robert A. Profusek are each independent directors.

CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation which might be construed to disqualify a director as independent and to make a recommendation to the Board regarding the director’s service on Board committees and nomination for re-election to the Board. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflicts of interest and recommend appropriate action to the Board.

Meetings of Non-Management Directors

It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2010, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board, Mr. Cody, presides over the independent sessions.

Board Leadership Structure

CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent, non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive Officer and an independent, non-management Lead Independent Director.

Currently, CTS’ President and Chief Executive Officer, Mr. Khilnani, serves as Chairman of the Board. Mr. Khilnani is the only one of CTS’ ten directors who is not independent. He does not receive any additional compensation for his service on the Board, or for serving as Chairman. The Chairman sets the agenda and runs the regular meetings of the Board. Having the Chairman and Chief Executive Officer positions combined is efficient in that the person with primary responsibility for managing CTS’ day-to-day operation is well positioned to lead regular meetings as the Board evaluates key business and strategic issues. Mr. Cody presently serves as Lead Independent Director. The Lead Independent Director is the leader of the independent directors, and leads all meetings of independent directors, which normally occur after each Board meeting. He received an annual retainer of $15,000, in addition to his ordinary director compensation, for 2010 service. The Board has established this leadership structure because the Board believes it is effective, efficient, and appropriate to CTS’ size and complexity. Additionally, this structure represents a cost-effective allocation of responsibilities.

Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it provides ample counterbalance to a combined Chairman/Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial real world business and business-related experience. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding all management including the Chairman/Chief Executive Officer at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the sole non-independent director, the Chairman/Chief Executive Officer, by a large supermajority.

The Board reviews the leadership structure annually as it appoints its Chairman. While the Board has presently determined that it is appropriate for Mr. Khilnani to serve in a combined role of Chairman/Chief Executive Officer, the Board retains the right to separate those roles at any point in the future if it determines that such a separation would be in the best interests of CTS and its shareholders.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the corporation. Risk is an important part of deliberations at the Board and committee level throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation-related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, the Board as a whole considers risks affecting the corporation generally. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of the CTS’ enterprise risk management process. The enterprise risk management process evaluates the CTS’ major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board’s leadership structure changes.

Director Education

The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

Code of Ethics

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/code_of_ethics.htm.

Communications to Directors

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board as a whole, by writing to Richard G. Cutter, Vice President, Legal and Business Affairs, Corporate Secretary at CTS’ corporate office located at 905 West Boulevard North, Elkhart, Indiana, 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of CTS Common Stock.  The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2010, unless a different date is indicated below. There were 34,196,801 shares of CTS common stock issued and outstanding as of December 31, 2010. The information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

GAMCO Asset Management Inc., et al.(1) One Corporate Center Rye, New York 10580	4,591,111	13.43%

Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,864,647	8.38%

BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	2,828,426	8.27%

The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,817,046	5.31%

Heartland Advisors, Inc., et al.(5) 789 North Water Street Milwaukee, Wisconsin 53202	1,755,725	5.13%

(1)	As reported on Schedule 13D/A filed on November 30, 2010, as of November 29, 2010, GAMCO Asset Management Inc. and its affiliates reported having sole voting power with respect to 4,336,611 shares and sole dispositive power with respect to 4,591,111 shares. Of these shares, according to the report: GAMCO Asset Management Inc. has sole voting power with respect to 3,288,303 shares and sole dispositive power with respect to 3,542,803 shares; Gabelli Funds, LLC has sole voting and dispositive power with respect to 771,708 shares; Teton Advisors, Inc. has sole voting and dispositive power with respect to 253,500 shares; Gabelli Securities, Inc. has sole voting and dispositive power with respect to 7,100 shares; MJG Associates, Inc. has sole voting and dispositive power with respect to 10,000 shares; and Mario J. Gabelli has sole voting and dispositive power with respect to 6,000 shares. According to the report, GAMCO Asset Management Inc. is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations, and others; Gabelli Funds, LLC provides advisory services for registered investment companies; Teton Advisors, Inc. provides discretionary advisory services to certain investment funds; Gabelli Securities, Inc. serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts; and each of these entities is a registered investment adviser. Also according to the report, MJG Associates, Inc. provides advisory services to private investment partnerships and offshore funds and Mario Gabelli, an individual, is the sole shareholder, director, and employee of MJG Associates, Inc., the controlling shareholder of Teton Advisors, Inc., and directly or indirectly controls or acts as chief investment officer for the other entities listed in the report. The address for MJG Associates, Inc. is listed in the report as 140 Greenwich Avenue, Greenwich, CT 06830.

(2)	As reported on Schedule 13G/A filed on February 11, 2011, Dimensional Fund Advisors LP reported having sole voting power with respect to 2,849,035 shares and sole dispositive power with respect to 2,864,647 shares. Dimensional Fund Advisors LP reported that it is a registered investment adviser, it furnishes investment advice to four registered investment companies, and it serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as its Funds). Dimensional also reported that it disclaims beneficial ownership of these securities, which are owned by the Funds.

(3)	As reported on Schedule 13G/A filed on February 3, 2011, BlackRock, Inc., a parent holding company, reported having sole voting and dispositive power with respect to 2,828,426 shares.

(4)	As reported on Schedule 13G/A filed on February 10, 2011, The Vanguard Group, Inc., an investment adviser, reported having sole voting and shared dispositive power with respect to 56,747 shares and sole dispositive power with respect to 1,760,299 shares. The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, its wholly-owned subsidiary, is the beneficial owner of 56,747 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of these 56,747 shares.

(5)	As reported on Schedule 13G/A filed on February 10, 2011, each of Heartland Advisors, Inc., an investment adviser, and William J. Nasgovitz, the President and control person of Heartland Advisors, Inc., reported having shared voting and dispositive power with each other with respect to 1,755,725 shares. The clients of Heartland Advisors, Inc. and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. As of February 10, 2011, The Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owned 1,700,000 of the shares. The remaining shares were owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis. To the best of Heartland Advisors, Inc.’s knowledge, none of the other accounts owned more than 5% of CTS’ outstanding common stock as of February 10, 2011. According to the report, Mr. Nasgovitz disclaims beneficial ownership of these shares.

Directors’ and Officers’ Stock Ownership.  The following table shows how many shares of CTS common stock each named executive officer, director, and all executive officers and directors as a group, beneficially owned as of April 8, 2011, including shares of CTS common stock covered by stock options exercisable within 60 days of April 8, 2011. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer. The shares of CTS common stock shown as beneficially owned by all current directors and officers do not include 1,458,900 shares of CTS common stock held by the Northern Trust Company as Trustee of the CTS Corporation Master Retirement Trust. The CTS Corporation Benefit Plan Investment Committee has voting and investment authority over those shares of CTS common stock.

		Options		Directors’
	Beneficially	Exercisable	Shares	Deferred
	Owned	Within 60	Held In	Common Stock		% Of Shares
Name	Shares(1)	Days	401(k)	Units(2)	Total(3)	Outstanding
Donna L. Belusar	51,585	0	0	0	51,585	*
Walter S. Catlow	36,039	14,000	0	4,098	54,137	*
Lawrence J. Ciancia	44,156	14,000	0	16,365	74,521	*
Thomas G. Cody	35,045	14,000	0	4,722	53,767	*
Patricia K. Collawn	34,007	3,100	0	800	37,907	*
Richard G. Cutter, III	57,868	53,900	463	0	112,231	*
Roger R. Hemminghaus	52,832	14,000	0	3,267	70,099	*
Michael A. Henning	35,031	14,000	0	3,267	52,298	*
Gordon Hunter	5,100	0	0	0	5,100	*
Vinod M. Khilnani	247,449	105,500	1,665	0	354,614	1.03%
Diana M. Murphy	6,100	0	0	0	6,100	*
Robert A. Profusek	35,045	14,000	0	4,722	53,767	*
Donald R. Schroeder	134,417	84,500	43,322	0	262,239	0.76
Dennis P. Thornton	45,784	0	0	0	45,784	*
All Current Directors and Officers as a Group (15 total)	871,962	349,750	49,295	37,241	1,308,248	3.81%

*	Represents less than 1% of the outstanding shares of CTS common stock

(1)	Includes shares of CTS common stock which will vest within 60 days of April 8, 2011.

(2)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)	No director or executive officer has pledged his or her shares of CTS common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides details about CTS’ compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

The following executives are CTS’ named executive officers for 2010, as that term is defined by the Securities and Exchange Commission:

•	Mr. Vinod M. Khilnani, Chairman, President, and Chief Executive Officer;

•	Ms. Donna L. Belusar, Senior Vice President and Chief Financial Officer;

•	Mr. Richard G. Cutter, effective January 1, 2011, Vice President, Law and Business Affairs, Corporate Secretary (formerly Vice President, Secretary, and General Counsel);

•	Mr. Donald R. Schroeder, effective February 1, 2011, Executive Vice President (formerly Executive Vice President and General Manager Electronics Manufacturing Solutions); and

•	Mr. Dennis P. Thornton, effective February 1, 2011, Senior Vice President and General Manager, Electronics Manufacturing Solutions (formerly Vice President and General Manager, Automotive Products).

Executive Summary

CTS’ executive compensation program is designed to attract, retain, and motivate high-quality executives, to provide executives with strong incentives to maximize CTS’ performance, and to align executives’ interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, time-based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. At the same time, our named executive officers are expected to comply with various good governance policies, such as CTS’ stock ownership guidelines and anti-hedging policy. Additionally, various plans contain clawback features, which would permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including in the face of recent economic volatility.

Year 2010 Performance Summary.  While 2010 was a difficult year in many respects, with the economy continuing its slow and sometimes fragile recovery from its recent and deep recession, CTS did enjoy excellent financial performance overall. Performance in 2010 substantially improved over 2009, with revenue up 11% year-over-year. GAAP earnings per share (or EPS) was $0.63 in 2010, up from ($1.01) in 2009; adjusted EPS was $0.66, up 83% over 2009 adjusted EPS of $0.36. (For a reconciliation of adjusted EPS to the calculation of GAAP EPS, please see Appendix I of this proxy statement.) Furthermore, each of CTS’ businesses won substantial new business and new customers. For example, our Electronics Components group won new business which will use our piezoelectric products in high density disk drives. Our Electrocomponents products are now being adapted for use as controls in electric personal mobility scooters. Our Automotive group continues to win business with its smart actuator technology, and our EMS group continues to win new defense and biometric customers, among others. In 2010, CTS continued to position itself for future growth, including:

•	continuing to emphasize engineering by substantially increasing the budget for research and development;

•	obtaining 11 new U.S. patents and 14 non-U.S. counterpart patents in 2010, bringing the total to 196 U.S. patents and 123 non-U.S. counterpart patents;

•	leasing a new facility in Mexico for expanded EMS operations beginning in early 2011; and

•	closing a new $150 million unsecured credit facility.

In addition, in early 2010 management was able to respond quickly to and mitigate the potential impact of recalls by a subsidiary of Toyota Motor Corporation for electronic accelerator pedal assemblies manufactured by CTS. CTS’ management simultaneously responded to governmental inquiries and negotiated a defense and indemnity agreement from Toyota to cover U.S. and Canadian civil litigation (subject to limited exceptions and then limited only to the amount of CTS’ available insurance).

Implications of 2010 Results on Compensation.  CTS has not substantially changed its overall approach to executive compensation through the downturn and the start of the economic recovery. CTS continues to offer a level of fixed base pay and time-based equity awards, but also places a substantial portion of executive compensation at risk each year. With respect to performance-based plans, the Compensation Committee set performance goals at the beginning of the year based upon expectations of company performance at that time. The Compensation Committee again selected important and broad-based metrics for performance measurement.

For the 2010 Management Incentive Plan (or MIP), our annual performance-based cash incentive plan, named executive officers with overall corporate responsibility were again given awards weighted 100% on EPS performance goals and named executive officers with business unit responsibilities were given awards weighted 40% on EPS performance goals and 60% on business unit operating earnings performance goals. CTS’ overall achievement of performance goals was good. CTS substantially exceeded target performance goals for the 2010 MIP plan. MIP attainment levels for named executive officers were 172% of target for Mr. Thornton, 177% of target for Mr. Khilnani, Ms. Belusar, and Mr. Cutter, and 191% for Mr. Schroeder.

As in previous years, in 2010 the Compensation Committee also put into place the 2010-2011 Performance Restricted Stock Unit Plan, which is a two-year performance-based equity award under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, described in detail below. This plan returned to an award weight of 60% for achievement of the relative total stockholder return objective (or RTSR) and 40% for achievement of the two-year sales growth objective. This contrasts with the 2009-2010 Performance Restricted Stock Unit Plan which was weighted 100% for RTSR. General stock price volatility affected award attainment in these plans which were dependent on RTSR as a measure. Specifically, named executive officers earned no award under the 2009-2010 Performance Restricted Stock Unit Plan, as performance ranking was in the bottom one-third when compared against peer companies, or 1.4% short of the minimum threshold achievement level. The fact that no award was attained does not give the entire picture of CTS’ stock performance, though. Absolute stock performance between 2009 and 2010 was up 91.3%. While CTS common stock performed well in absolute terms, officers did not earn an award under the plan because several of our peer companies had even greater stock price increases during the same period. Similarly, the Chief Executive Officer Performance Share Agreement was also affected by stock price volatility, but in a different way. In this plan, the first three-year performance period ended July 2010. Although CTS’ common stock price declined slightly over the performance period, CTS’ total stockholder return was ranked in the top one-third when compared against peer companies. Therefore, our CEO earned an award at 150% of target, or a total of 12,500 shares of CTS common stock, because CTS’ common stock price declined substantially less than peers over that three-year period. In fact, only three peer companies had a positive return over that three-year period which included the recession. Although Mr. Khilnani received 12,500 shares of CTS common stock for above-market performance for this first performance period, grants under this plan are capped at a total of 25,000 shares of CTS common stock over the three performance periods, so Mr. Khilnani cannot receive more than that maximum number of shares for this plan. Despite the recent effects of stock price volatility, CTS remained committed to using RTSR as a performance measure, as it believes that, over time, RTSR continues to be a valid measure of overall company performance in prevailing market conditions.

The Compensation Committee and the Board believe that the skill and motivation of our employees, and especially our named executive officers, are essential to CTS’ performance and creation of shareholder value. CTS believes that its policies and practices as presented in this Compensation Discussion and Analysis reflect the Board’s compensation philosophy and enable CTS to attract, retain, and motivate high-quality executive management. We will continue to provide a compensation program that we believe is effective in attracting, retaining, and motivating high-quality executives, serves shareholder interests, and is worthy of shareholder support.

Compensation Objectives

CTS designs its executive compensation program to achieve three main objectives:

•	Offer Competitive Compensation. CTS seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly-qualified and talented executives.

•	Link Compensation to Performance. CTS seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of financial and operational goals.

•	Align Compensation with Shareholder Interests. CTS seeks to align the interests of its executives with shareholders by paying a significant portion of compensation in the form of equity that vests over time.

Compensation Philosophy

CTS’ general compensation philosophy is to center potential compensation for each named executive officer at approximately the fiftieth percentile of compensation for similar positions at similarly situated companies based on market survey data provided by Towers Watson (discussed in more detail below), though this is a guideline rather than a fixed rule. By using a median award, CTS believes it is able to balance motivating named executive officers with market-competitive factors for recruitment and retention of top executive talent.

CTS employs a mix of various types of compensation to pay its named executive officers. The elements of compensation for named executive officers consist of base salary, annual performance-based cash incentives, performance-based equity awards, time-based equity awards, retirement benefits, limited perquisites, and health and welfare benefits. Compensation packages are designed to achieve each of CTS’ compensation objectives as follows:

Elements of Total Compensation		Purpose
• Base Salary • Retirement Benefits • Health and Welfare Benefits • Perquisites	•	Fixed and customary compensation to attract and retain high-quality executive talent

• Annual Performance-Based Cash Incentives	•	At-risk variable incentive compensation to promote the achievement of specific financial and operational performance objectives
	•	Attraction, retention, and motivation of high-quality executive talent

• Performance-Based Equity Awards	•	At-risk variable incentive compensation to promote the achievement of specific financial and operational performance objectives
	•	Align executives’ interests with shareholder interests
	•	Attraction, retention, and motivation of high-quality executive talent

• Time-Based Equity Awards	•	Fixed equity awards for long-term retention of executive talent
	•	Align executives’ interests with shareholder interests

CTS does not generally utilize a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Towers Watson market survey data for comparable positions, based on the regression analysis described below. Additionally, relevant factors such as level of experience, responsibilities, demonstrated performance, time with CTS, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.

CTS does endeavor to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at risk each year. In this way, CTS’ executive compensation programs provide named executive officers with strong incentives to maximize CTS’ performance, which ultimately enhances shareholder value. As a named executive officer takes on more responsibility with CTS, the Compensation Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because the corporation’s named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS’ named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.

While CTS believes that its compensation practices have historically been prudent, care is taken by the Compensation Committee to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve CTS goals, and to ensure that compensation opportunities are structured to align named executive officers’ interests with those of our shareholders. These goals are achieved through application of a number of techniques, such as:

•	apportioning fixed pay versus incentive-based compensation in an appropriate balance;

•	selecting appropriate and broad-based performance metrics;

•	establishing reasonable performance thresholds;

•	capping performance-based compensation awards at certain maximum levels;

•	requiring multiple-year performance periods for certain performance-based awards; and

•	vesting a significant amount of equity compensation over three-to-five year periods.

In this way, CTS believes that named executive officers will consider the impact of decisions in both the short and long terms and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that unnecessarily pose risk to the overall long-term well-being of the corporation.

The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.

Role of Management in Executive Compensation Decisions

For 2010, Mr. Khilnani relied on market survey data provided by CTS’ external compensation consultant, Towers Watson, and compiled by CTS’ Executive Director of Human Resources. After reviewing the data compiled by the Executive Director of Human Resources, Mr. Khilnani recommended a total compensation package to the Compensation Committee for each named executive officer other than himself. Mr. Khilnani’s general aim is to provide recommendations to the Compensation Committee that align each named executive officer’s total compensation opportunity at approximately the fiftieth percentile of similarly situated executives, based on the regression analysis conducted by Towers Watson. This practice is consistent with CTS’ compensation philosophy: by using the median compensation as a guideline in setting total compensation, CTS should be able to attract, retain, and motivate highly-qualified executives with the skills and experience necessary to lead the corporation.

How Executive Compensation is Determined

At its February meeting each year, the Compensation Committee reviews the data used by Mr. Khilnani, considers his recommendations, and ultimately decides upon a total compensation package for each named executive officer. As a part of this meeting, the Compensation Committee sets targets for compensation opportunities that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all named executive officers other than the Chief Executive Officer, total compensation packages for the year are finalized when approved by the Compensation Committee. The Compensation Committee recommends a total compensation package for the Chief Executive Officer to the Board, which is discussed by the Board and becomes final upon its approval. As Mr. Khilnani is the Chairman of the Board, he abstains from participation in discussions or voting with respect to his own compensation.

Overall Mix and Structure of Compensation

Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk, and retention considerations.

Generally, the Compensation Committee considers market practices as reflected in the market survey data provided by Towers Watson to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engages in discussions with the objective of ensuring that a substantial portion of each named executive officer’s total compensation is at-risk and dependent on the corporation’s financial performance. Care is taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, CTS encourages named executive officers to vigorously pursue increased performance while discouraging incentives to take excessive risks that may be beneficial in the short-term, but harmful in the long run. CTS believes that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long-term.

Cash incentives and equity compensation opportunities increase across the named executive officer positions consistent with increasing responsibility. This structure generally means that the most senior named executive officers will have a higher percentage of their total compensation at-risk and variable than the less senior named executive officers. As a result, the most senior named executive officers who have the greatest ability to drive CTS’ performance have the most to gain or lose based on corporate and individual performance.

In addition to cash and equity components, CTS offers its named executive officers retirement benefits, health and welfare benefits, and perquisites. The corporation believes that retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practice in other companies and are expected components of overall compensation benefits provided to CTS’ named executive officers.

Benchmarking and Consultants

Every one to two years, CTS purchases market survey data from Towers Watson for all named executive officer positions in order to determine current prevailing pay rates for those positions and to examine the prevailing structure of executive compensation based on the regression analysis described below. Towers

Watson provides CTS with detailed, comprehensive, and sophisticated survey data that enables CTS to make informed decisions on executive compensation.

In November of 2009, CTS’ Executive Director of Human Resources received market survey data from Towers Watson as to all elements of compensation, including base salary, perquisites, annual incentives, incentive targets, and equity awards, for use in setting 2010 executive compensation. Benchmark compensation reports were received for executive titles that included Chief Executive Officer (Mr. Khilnani), Top Financial Executive (Ms. Belusar), Profit Center Head (Messrs. Schroeder and Thornton), and Top Legal Executive (Mr. Cutter), among others. This market survey data was then used by Mr. Khilnani to recommend a compensation package for each named executive officer (other than himself) in accordance with CTS’ compensation philosophy. The market survey data was also provided to the Compensation Committee and used as a starting point in considering executive compensation packages.

Towers Watson generates its market survey data reports through analysis of broad industry-wide databases as to the pay practices of hundreds of companies. Towers Watson determines competitive pay based on regression analysis, a statistical technique that considers the relationship between total revenues and compensation, in order to adjust the database information to identify market data that corresponds to an organization of similar size to CTS. The regression analysis does not produce a readily identifiable subset of companies (in other words, a peer group). Instead, the regression analysis produces data points that are then used by CTS as a guide in setting total executive compensation levels and allocating the mix among the various compensation elements. Towers Watson uses information provided by CTS to determine which survey and benchmark positions are appropriate comparisons for CTS’ named executive officer positions. CTS’ named executive officer positions are compared to positions with similar job responsibilities in general industry and the electronics and scientific equipment industry. CTS does not require Towers Watson to limit the survey data solely to companies in CTS’ industry because compensation data is not available for all of its competitors and also because CTS believes that it is important to consider compensation practices at other companies of comparable size and scope in order to attract, retain, and motivate executive talent.

Although the Towers Watson data does not result in the identification of a specific peer group, management and the Compensation Committee have confidence in the Towers Watson market data reports because the data is pulled from large, detailed, and comprehensive surveys and because Towers Watson is an experienced compensation consultant whose market survey data has been used by CTS on numerous occasions to successfully attract and retain highly qualified and talented executives of the caliber CTS desires.

Based on its review of corporate pay practices, Towers Watson has explained to CTS that total compensation levels that are within 15% of the median of the market data are generally considered to be within the range of competitive practice. The Compensation Committee considered this guidance by Towers Watson when establishing 2010 compensation levels, although the Compensation Committee may deviate from this guideline in light of a particular named executive officer’s unique circumstances, such as level of experience, skills, and tenure with CTS. In cases where compensation for a named executive officer falls substantially below the 15% median data threshold, consistent with CTS’ compensation philosophy, the Compensation Committee will ordinarily recommend a larger increase to bring the compensation in line with the median over time.

While CTS does not use a “peer group” for purposes of determining compensation levels, it does use a peer group for purposes of measuring performance under the terms of its performance-based equity plans. Please see the “Performance-Based Equity Compensation” section below for a discussion of the companies that constitute this peer group, and of how CTS’ performance is measured against them.

In August of 2010, the Compensation Committee retained Towers Watson as its independent compensation consultant to assist the Compensation Committee in evaluating current compensation arrangements, assist in identifying compensation trends and evaluating compensation plans going forward.

Elements of Total Compensation

Base Salary.  Base salary is included as an element of total compensation to ensure that each named executive officer receives a suitable minimum return for his or her service to the corporation each year. A sufficient base salary helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of the corporation. Ordinarily, the Compensation Committee determines reasonable base salaries for its named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives as set forth in the Towers Watson’s regression analysis reports described above. The Compensation Committee also considers factors such as the named executive officer’s duties, responsibilities, past performance, and time with CTS in setting base salary.

The annual base salaries for named executive officers set in 2010 are as follows: Mr. Khilnani — $605,000; Ms. Belusar — $300,300; Mr. Schroeder — $352,113; Mr. Cutter — $269,531; and Mr. Thornton — $270,795. These annual base salary levels are not directly comparable to the salary column for 2010 in the 2010 Summary Compensation Table because they were set in April 2010, and do not reflect the base salary earned in fiscal year 2010 which is what is shown in the 2010 Summary Compensation Table.

Annual Performance-Based Cash Incentive Plan.  CTS believes that it is important to motivate its named executive officers to achieve annual corporate financial goals. Therefore, CTS puts a substantial part of each named executive officer’s total compensation at risk by tying it directly to overall corporate performance. CTS uses an annual Management Incentive Plan (or MIP) established pursuant to the terms of the CTS Corporation 2007 Management Incentive Plan, in order to focus CTS’ named executive officers on the most critical of its shorter-term financial metrics each year. The MIP provides for annual cash payments to named executive officers based on CTS’ financial performance and achievement of individual goals. A named executive’s ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS’ actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee may adjust awards downward based upon the named executive officer’s actual performance versus individual goals. Awards under the MIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

How MIP Target Awards and Performance Goals are Set.  Each February, the Compensation Committee establishes a target award and quantitative financial performance goals for each named executive officer. Target awards are set as a percentage of base salary. In setting target awards, the Compensation Committee takes into consideration the median percentile target awards in the Towers Watson regression analysis reports described above, as well as internal parity. CTS’ practice to structure its named executive officers’ annual MIP compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the named executive officer with what it perceives as market-competitive factors in being able to attract, retain, and motivate top executive talent.

The quantitative financial performance goals are based on CTS’ established business plan for the fiscal year. Each year, the Board reviews a business plan prepared by members of management that includes projections on revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2007 Management Incentive Plan, the Compensation Committee generally may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

In 2010, the Compensation Committee set quantitative financial performance goals using CTS’ operating earnings and CTS’ earnings per share (or EPS) as defined in the MIP. Operating earnings was selected as a metric because it is an objective, quantitative value easily measured for both corporate and applicable strategic business unit performance. CTS chose EPS as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. For purposes of the MIP, EPS is defined as CTS’ fully diluted net earnings per share as stated in CTS’ consolidated statement of earnings for 2010 that is adjusted to exclude:

•	write-downs of tangible and/or intangible assets;

•	adjustments in tax reserves, up or down, or valuation reserves against deferred tax assets which result in non-recurring charges to income;

•	changes in accounting principles;

•	major Board approved restructurings to improve the cost structure of the company; and

•	changes in corporate tax rates as a result of repatriation of cash from foreign entities.

The Compensation Committee set the performance level for both of these metrics and established a minimum performance level that must be reached before an MIP award is paid. In establishing minimum and maximum performance levels for particular financial performance goals, the Compensation Committee considers past and projected performance levels for both CTS and the named executive officer, external market conditions, presumptions for the coming year, and desired overall share performance targets for that year.

Individual performance goals for each named executive officer are specific items within each named executive officer’s area of job responsibility that are related to the business plan and overall corporate objectives. These are set at the same time as the quantitative financial performance goals.

Determination of Actual Awards.  Actual MIP award payments are based on a formula and may vary from zero to 200% of the target award based on achievement of the quantitative financial performance goals. The payout “cliff” drops to zero if performance falls below a threshold level of the quantitative performance goals. On the upside, payout increases linearly up to 200% as performance exceeds the quantitative performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer’s risk of receiving no award is greater than the named executive officer’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from “better than plan” performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.

Likelihood of Executive Achieving MIP Goals.  Management endeavors to establish a plan that demands challenging, but achievable results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone averaged 122% of target, while payouts under the MIP based on both corporate and business unit metrics averaged 96% of target.

How 2010 Awards were Calculated.  For CTS’ named executive officers with overall corporate responsibility (Mr. Khilnani, Ms. Belusar, and Mr. Cutter), performance measurements were weighted 100% for the EPS objective. For named executive officers with business unit responsibilities (Messrs. Schroeder and Thornton), performance measurements were weighted 40% as to the EPS objective and 60% as to business unit operating earnings objectives. The target award for Mr. Khilnani was 100% of base salary. For Ms. Belusar, Mr. Schroeder, and Mr. Thornton, the target award was 50% of base salary. For Mr. Cutter, the target incentive was 45% of base salary. These target awards were derived in part from the data provided by Towers Watson and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 50% performance level to a 200% payout if the goals were met at or above the 200% performance level.

The table below lists each named executive officer’s 2010 base salary, which was used to calculate the annual target award, the officer’s 2010 MIP quantitative financial performance goals, the 2010 performance level results, and the total 2010 MIP incentive earned.

			2010 Management
			Incentive Plan		2010 Management
			Performance Goals		Incentive Plan Performance Results
				Strategic		Strategic
				Business		Business
		2010		Unit		Unit	2010	2010
		Annual		Operating		Operating	Annual	Annual
	2010 Base	Target		Earnings		Earnings	Incentive	Incentive
	Salary	Award	EPS	(000s)	EPS	(000s)	Earned	Earned
Executive	($)	(%)	($)	($)	($)(1)	($)(1)	($)	(%)

Vinod M. Khilnani	$590,192	100	0.43	—	0.62	—	$1,044,640	177%
Donna L. Belusar	$297,190	50	0.43	—	0.62	—	$263,013	177%
Richard G. Cutter	$267,077	45	0.43	—	0.62	—	$212,727	177%
Donald R. Schroeder	$349,352	50	0.43	$1,600	0.62	$4,309	$333,282	191%
Dennis P. Thornton	$266,024	50	0.43	$12,900	0.62	$18,580	$228,249	172%

(1)	EPS is adjusted as described in “How MIP Awards and Performance Goals are Set.” EPS and Strategic Business Unit Operating Earnings are downward adjusted as described below in “Use of Discretion for Downward Adjustments.”

Use of Discretion for Downward Adjustments.  The incentive plan is based upon an expected set of events, regulations, external conditions, and assumptions regarding the management team’s ability to achieve those results. While it is understood that not all factors impacting the business results are within management’s control, the business plan is expected to reflect reasonable assumptions regarding such factors, and management is expected to adjust to such factors, while still working to achieve or exceed targeted results. Despite management efforts, such factors may still negatively impact results. However, it is also recognized that some factors outside management’s control may have undue impact on results, defeating the intent of the incentive in terms of motivating or rewarding participants. In order to comply with Section 162(m) of the Internal Revenue Code, however, the incentive plan precludes the Compensation Committee from exercising discretion to increase awards payable to those employees designated by the Compensation Committee as covered employees as part of the year-end calculations. As a result, targets are established at a consistent level lower than that reflected in the business plan. Establishing covered employees’ calculated incentive factors under the incentive plan at a level that enables the Compensation Committee to use its discretion to adjust awards downward achieves the same result that can be obtained by adjusting performance measures for non-covered employees (employees not subject to Section 162(m) of the Internal Revenue Code). If no unusual condition occurs, the Compensation Committee will adjust the final result downward so that covered employees achieve the same target level achievement as non-covered employees. In 2010, EPS was $0.63 per diluted share. When calculating the achievement of goals under the MIP, this amount was adjusted by $0.03 to account for Board approved restructuring (for an explanation of how EPS is calculated for purposes of MIP, please refer to the section of this proxy titled “How MIP Target Awards and Performance Goals are Set” on pages 25-26). Then, the Compensation Committee downwardly adjusted the earnings per share result from $0.66 to $0.62, so that a consistent target achievement was met. Additionally the Compensation Committee downwardly adjusted Mr. Schroeder’s operating earnings result from $4.809 million to $4.309 million and Mr. Thornton’s operating earnings result from $19.080 million to $18.580 million.

Performance-Based Equity Compensation.  Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, named executive officers may earn restricted stock unit (or RSU) awards based upon achievement of financial objectives that CTS believes are beneficial to the corporation and its shareholders or based upon CTS’ overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing awards to the named executive officer. Evaluating performance by comparison to peers helps to ensure a true measure of performance under current market conditions. Settling awards in equity helps to ensure alignment of executive compensation with shareholder interests.

2009-2010 Performance Restricted Stock Unit Plan.  In February 2009, under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, the Compensation Committee established a two-year performance-based equity compensation program, called the 2009-2010 Performance Restricted Stock Unit Plan. Depending upon CTS’ Relative Total Stockholder Return (or RTSR) compared to the peer group described below over a two-year performance period (fiscal years 2009 and 2010), a named executive officer was eligible to earn an RSU award of zero to 200% of a target award established for his or her position. All named executive officers, with the exception of Mr. Schroeder, were participants in the 2009-2010 Performance Restricted Stock Unit Plan.

The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2009. Performance was measured at the end of the performance period, and awards for achievement of the performance goals would have been granted in 2011 in the form of RSUs vesting immediately, subject to certification of 2010 fiscal year results by CTS’ independent auditor. Awards were intended to have been settled on the basis of one share of CTS common stock for each RSU on the settlement date, which was to be no later than March 15, 2011.

In connection with this plan, the Compensation Committee established a target award for each participating named executive officer in the form of a specific number of RSUs. The Towers Watson market survey data discussed previously was consulted by the Compensation Committee as a reference in establishing the named executive officers’ target RSU awards. The target RSU awards were 45,000 for Mr. Khilnani, 15,000 for Ms. Belusar, 10,000 for Mr. Cutter, and 15,000 for Mr. Thornton.

The Compensation Committee selected RTSR, a comparison of the increase of CTS’ stock price against the stock price appreciation of the peer group described below over time (including aggregated dividends and adjusted for stock splits over the period), as the sole performance goal. The Compensation Committee selected a two-year performance measurement period to encourage sustained performance beneficial to shareholders over the long-term. The Compensation Committee selected RTSR because it is a meaningful measure of CTS’ overall relative performance in comparison to its peers. In contrast to previous and subsequent performance-based equity compensation plans, the Compensation Committee did not select sales growth as a metric for the 2009-2010 Performance Restricted Stock Unit Plan due to the volatile economic conditions and the lack of visibility in the marketplace beyond the first two quarters of 2009 when the plan was adopted.

The Compensation Committee also determined the various performance levels that had to be achieved in order for named executive officers to earn an RSU award. When measuring performance against peers, the RSU award would drop to zero if performance fell below a threshold level of RTSR performance achievement. At the other end of the spectrum, the award payout for exceptional RTSR performance was capped at 200% of target. Awards are not interpolated in between award levels. The criteria in order to achieve various RSU award levels under the plan were as shown in the table below.

Relative Total Stockholder Return	Award Level
RTSR less than 30%	0% (No Award)
RTSR better than or equal to 30%, but less than or equal to 50%	50% of Target Award
RTSR better than 50%, but less than or equal to 70%	100% of Target Award
RTSR better than 70%, but less than or equal to 90%	150% of Target Award
RTSR better than 90%	200% of Target Award

The Compensation Committee selected a peer group consisting of 28 companies whose performance was compared to CTS’ over the two-year performance period for RTSR measurement. It is difficult for CTS to establish a “pure” peer group because relatively few companies are the same size and have the same business segments as CTS. Therefore, the companies chosen for benchmark purposes were selected because they fit at least one criterion of similar revenue, similar size, similar industry or similar products and services to CTS. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance. The peer companies selected are listed as follows.

ArvinMeritor, Inc.	AVX Corporation	Benchmark Electronics, Inc.
BorgWarner Inc.	Celestica Inc.	Flextronics International Ltd.
Frequency Electronics, Inc.	Gentex Corporation	Jabil Circuit, Inc.
KEMET Corporation	Key Tronic Corporation	Kimball International, Inc.
LaBarge, Inc.	Lear Corporation	LittelFuse, Inc.
Methode Electronics, Inc.	Molex Incorporated	Plexus Corp.
RF Micro Devices, Inc.	Sanmina-Sci Corporation	Sparton Corporation
Spectrum Control, Inc.	Stoneridge, Inc.	Sypris Solutions, Inc.
Pulse Electronics Corporation	Triquint Semiconductors, Inc.	Vishay Intertechnology, Inc.
Williams Controls, Inc.

Participants must remain employed by CTS through the end of the two-year performance period to be eligible to earn an award. Awards were to be settled in full value equity- one share of CTS common stock for each RSU earned. Since CTS named executive officers are generally expected to retain their stock awards, named executive officers are incentivized to consider the long term implications of actions taken in pursuit of performance-based equity awards. Similar to the MIP discussed above, the Compensation Committee may, in its discretion, adjust a participant’s payout of an award downward after consideration of other business factors, including overall performance of CTS and the individual participant’s contribution to CTS performance. The Compensation Committee may also adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee. However, adjustments will not be made with respect to the award of a covered employee if doing so would cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The 2009-2010 Performance Restricted Stock Unit Plan contains a recoupment feature. Specifically, if CTS learns of any intentional misconduct by a plan participant that directly contributes to CTS having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse the Company for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the plan participant would have earned as awards under the Plan based on the financial results as restated.

In February of 2011, the Compensation Committee reviewed and certified the results of performance over the two-year performance period. The Compensation Committee calculated total stockholder return for CTS and the participants as a percentage, comparing the closing stock price at the beginning and end of the performance period, after adjusting for dividends paid and stock splits. In calculating CTS’ common stock prices, CTS used a 20-day average of the closing prices before the first and last days of the performance period to ensure no temporary condition or manipulation could distort CTS’ common stock price. With respect to the peer group, the Compensation Committee used the straight closing price on the first and last days of the performance period. After the calculations were completed, each company was ranked in order of highest to lowest total stockholder return.

During the performance period, CTS’ common stock price increased from $5.93 to $11.34 (when adjusted up from $11.10 to account for $0.24 in dividends paid by CTS during 2009 and 2010). This resulted in CTS’ total stockholder return being 91% over the performance period. However, CTS fell 1.4% short of meeting the threshold RTSR performance level goal of 30% of peer group. The Compensation Committee made no adjustments to the plan or results. Therefore, no payout was made to CTS’ named executive officers under the 2009-2010 Performance Restricted Stock Unit Plan. The table below lists each named executive officer’s target RSU award, the 2009-2010 Performance Restricted Stock Unit Plan performance goals, the 2009-2010 RTSR results, and total performance-based equity compensation earned under the plan.

			2009-2010	2009-2010
		2009-2010 Performance	Performance-based	Performance-based
	Target	Restricted Stock Unit Plan	Equity	Equity
	Award	Performance Results	Compensation	Compensation
Executive	(RSU)	RTSR	(RSU)	($)

Vinod M. Khilnani	45,000	28.6%	0	0
Donna L. Belusar	15,000	28.6%	0	0
Richard G. Cutter	10,000	28.6%	0	0
Donald R. Schroeder	—	—	—	—
Dennis P. Thornton	15,000	28.6%	0	0

2010-2011 Performance Restricted Stock Unit Plan.  In February 2010, the Compensation Committee established a two-year performance-based equity compensation program called the 2010-2011 Performance Restricted Stock Unit Plan, in which all named executive officers except Mr. Schroeder participate. As the Compensation Committee’s philosophy on performance-based equity compensation remains fundamentally unchanged, the terms and conditions of this plan are substantially similar to the terms of the 2009-2010 Performance Restricted Stock Unit Plan. However, in addition to the use of RTSR as a performance measure, two-year sales growth was also selected to reinforce senior management’s focus on increasing sales over the long-term. Awards are weighted 60% for achievement of the RTSR objective and 40% for achievement of the two-year sales growth objective. Also, in contrast to the 2009-2010 Performance Restricted Stock Unit Plan, after the minimum award threshold is achieved, performance will be interpolated between performance levels.

Again depending upon achievement of performance goals set by the Compensation Committee, a named executive officer could earn an RSU award of zero to 200% of a target award established for his or her position. The Compensation Committee again established a specific number of RSUs for each named executive officer as a target award, selected a two-year performance period (fiscal years 2010 and 2011), selected various performance levels for achievement of awards, and established a minimum threshold beneath which no award would be paid. The Compensation Committee selected the same 28 member peer group as was used in the 2009-2010 Performance Restricted Stock Unit Plan. The plan again contains a peer group adjustment protocol, requires participants to remain employees during the entire two-year performance period, and will settle RSU awards, if any, in shares of CTS common stock on a one to one basis by March 15th of the year following the performance period. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Code Section 162(m) of the Internal Revenue Code, and contains recoupment features in the event of employee misconduct.

Chief Executive Officer Performance Share Agreement.  In addition to his participation in the performance-based equity incentive plans described above, Mr. Khilnani is a party to an ongoing Performance Share Agreement with CTS. Under this agreement, CTS established a performance-based RSU award for Mr. Khilnani. An aggregate of 25,000 RSUs may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award (not to exceed a total of 25,000 shares over the three-year plan period) on the end date of each performance period and is tied exclusively to CTS’ RTSR compared to an enumerated peer group of companies. The vesting rate will be determined using a matrix based on CTS’ percentile RTSR ranking compared to the peer group companies listed previously.

As the first performance period ended July 1, 2010, the Board discussed and determined Mr. Khilnani’s performance over the first performance period. Mr. Khilnani’s target award for this first performance period was 8,333 RSUs. The performance criteria used to calculate this award was:

Relative Total Stockholder Return for the	Performance Shares Earned for the Performance
Performance Period.	Period
Less than 33%	0 performance shares
Greater than 33% and less than or equal to 49%	50% of performance shares (or 4,166 shares)
Greater than 49% and less than or equal to 66.6%	100% of performance shares (or 8,333 shares)
Greater than 66.6%	150% of performance shares (or 12,500 shares)

At the end of the performance period CTS’ RTSR ranking was in the top one third of all peers, entitling Mr. Khilnani to an RSU award of 12,500 shares of CTS common stock. During this period, only three companies in the peer group had positive performance, and CTS common stock outperformed 69% of the peer group during this period. Although Mr. Khilnani received 12,500 shares of CTS common stock for above-market performance for this first performance period, grants under this plan are capped at a total of 25,000 shares of CTS common stock over the three performance periods, so Mr. Khilnani cannot receive more than that maximum number of shares for this plan. This RSU award was settled on a one-to-one basis for shares of CTS common stock in July 2010.

Time-Based Equity Compensation.  CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve CTS’ long-term performance. CTS also believes that equity grants are an effective way to align named executive officer and shareholder interests because a significant amount of a named executive officer’s potential income is directly tied to enhancing shareholder value. Time-based equity grants also play a critical role in retaining and motivating executive talent by assuring named executive officers that if they remain an employee throughout the service period they are assured an equity award. The retention of qualified named executive officers over the longer term assists CTS in retaining valuable institutional knowledge. Further, time-based equity compensation also helps to assure that named executive officers are able to meet their obligations under CTS’ stock ownership guidelines. The Compensation Committee considers time-based equity grants as part of its review of annual executive compensation each February. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual RSU awards at different times during the year and may use alternative vesting schedules or distribution options.

2010 Grants.  For 2010 time-based equity compensation grants, CTS issued RSUs. In February 2010, the Compensation Committee awarded RSUs vesting over a three-year term to Ms. Belusar, Mr. Cutter, and Mr. Thornton, based on the recommendations of management. In 2010, Mr. Schroeder did not receive a time-based RSU award. In making its recommendations, management consults the regression analysis data obtained from Towers Watson, though it is not determinative, and other factors consistent with CTS’ compensation philosophy may influence the size of the award. In contrast to the other named executive officers, Mr. Khilnani’s RSU award is not granted by the Compensation Committee. Rather, his award was recommended by the Compensation Committee and approved by the entire Board, other than Mr. Khilnani, who abstains in discussions and votes related to his award. Each time-based RSU award is settled with one share of CTS common stock upon vesting. Grants of equity made in 2010 can be seen in the “2010 Grants of Plan-Based Awards” table in the Compensation Committee Report below.

CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and shareholders. Since a substantial portion of each named executive officer’s compensation is paid out in the form of time-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of CTS, actions taken in one year may substantially affect a named executive officer’s compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer-term health of the corporation in addition to shorter-term considerations. CTS also believes that deferred vesting helps in the retention of named executive officers, as the terms of RSU grants provide that any unvested portion of a grant is forfeited in the event of any termination, including retirement.

Retirement Benefits and Plans.  CTS’ retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage retention to the extent that named executive officers are rewarded with increased benefits for extending their term of service. CTS offers a 401(k) plan to all current named executive officers and a defined benefit plan to those named executive officers who joined CTS prior to April 1, 2006, when the defined benefit plan was closed to new entrants. Named executive officers who participate in the defined benefit plan also participate in a supplemental executive retirement plan.

Defined Contribution Plan.  Substantially all U.S.-based CTS employees are eligible to participate in the CTS Corporation Retirement Savings Plan, a 401(k) plan which we refer to as the CTS 401(k) plan. CTS’ matching contribution levels are governed by the rules in effect when employees began employment with CTS. Under the terms of the plan applicable to Messrs. Khilnani, Schroeder, and Cutter, CTS matches an employee’s contributions $.50 for every dollar, up to 6% of eligible pay, for a maximum matching contribution of 3%, subject to limitations under the Internal Revenue Code. Under the terms of the plan that are applicable to Ms. Belusar and Mr. Thornton, CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code.

In light of a deep business recession, effective the first pay date after February 20, 2009, CTS suspended matching contributions to the CTS 401(k) plan, except those for bargaining unit employees. This suspension therefore applied to all named executive officers. The company match for employee contributions, including named executive officers, was restored effective the first pay date after January 10, 2010.

Defined Benefit Plan.  Messrs. Khilnani, Schroeder, and Cutter are eligible to participate in the CTS Corporation Pension Plan, a tax-qualified defined benefit plan that we refer to as the Pension Plan. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and named executive officers who joined CTS after that date, such as Ms. Belusar and Mr. Thornton, were ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan.

The Pension Plan requires participants to complete a period of vesting service in order to become eligible for a benefit. Each of the eligible named executive officers has completed the required vesting service period. The Pension Plan benefit is based on a formula representing a factor of average monthly earnings over a period of time multiplied by credited service, which determines the monthly benefit. Certain participants may elect an early retirement benefit at age 55, at a reduced benefit. Messrs. Khilnani, Schroeder, and Cutter are all eligible to take early retirement.

Under the terms of the Pension Plan, certain annual incentive compensation is included in determining the average earnings used in the benefit calculation. Thus, benefits under the Pension Plan are directly affected by earned incentive compensation.

Supplemental Executive Retirement Plans.  Each named executive officer who participates in the Pension Plan is also eligible to participate in a supplemental executive retirement plan, called an Individual Excess Benefit Retirement Plan. The purpose of the Individual Excess Benefit Retirement Plan is to restore retirement benefits the named executive officer would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under an Individual Excess Benefit Retirement Plan are unfunded.

The terms of the Pension Plan, the CTS 401(k) Plan, and the Individual Excess Benefit Retirement Plans are discussed under the caption “2010 Pension Benefits” below.

Other Compensation.  CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate named executive officers. For 2010, compensation for named executive officers included a quarterly cash perquisite allowance for nonreimbursed travel expenses, a quarterly cash perquisite allowance for financial planning services, reimbursement for tax preparation services, and reimbursement for an annual executive physical. Other compensation includes imputed income on life insurance benefits. The costs of tax preparation services is capped at $5,000 for Mr. Khilnani and $3,000 for the other named executive officers. The cost of executive physicals is capped at $3,500 per the employee and spouse. The notes to the 2010 Summary Compensation Table below delineate the various perquisites named executive officers have received.

Health and Welfare Benefits.  Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death & dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Schroeder Discretionary Cash Bonus.  In recognition of Mr. Schroeder’s efforts, the Board authorized a special, one-time award to be made to him for 2010 service. The Board delegated the authority to Mr. Khilnani to determine the ultimate award level. Mr. Khilnani determined the cash bonus should be at the level of $20,000, which was paid to Mr. Schroeder in February of 2010.

Agreements with Named Executive Officers

Executive Officer Employment Agreement.  None of our named executive officers is a party to an employment agreement with CTS.

Executive Severance Policy.  Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalizes and standardizes CTS’ severance practices for certain officers and key employees and also was enacted in lieu of issuing a new employment agreement to replace Mr. Khilnani’s employment agreement, which expired in 2009. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Change-In-Control Severance Agreements.  CTS has entered into change-in-control severance agreements with each of the named executive officers, the purpose of which is to retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. For a complete understanding of the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines which are administered by the Compensation Committee. The stock ownership guidelines define expected stock ownership levels for named executive officers, other executives, general managers, and non-employee directors. The guidelines are available online at: http://www.ctscorp.com/governance/stockog.htm. The intent of the guidelines is to require executives and directors to maintain a significant equity stake in CTS, thus aligning the interests of our executives and directors with those of our shareholders.

It is expected that each director and executive shall attain the applicable share ownership level within five years of his or her initial election or appointment. The stock ownership guidelines provide that executives and directors are expected to retain at least 75% of their equity awards until threshold ownership levels have been attained and at least 25% of any equity awards received from CTS once they have achieved the threshold levels. To avoid placing an undue tax or cash flow burden on the individual, threshold levels are established based on the premise that they will be attainable through retention of equity awards over five years.

The Chief Executive Officer guideline applicable to Mr. Khilnani in 2010 was 100,000 share units. The guideline applicable to Ms. Belusar and Mr. Schroeder in 2010 was 40,000 share units. The guideline applicable to Mr. Cutter in 2010 was 30,000 share units. The guideline applicable to Mr. Thornton in 2010 was 20,000 share units. In calculating compliance with the guidelines, each executive is credited with one share unit for each share of CTS common stock beneficially owned by him or her, including shares held in the CTS 401(k) Plan and shares of restricted stock, for each RSU, and for each share subject to a vested stock option that he or she holds. Both vested and non-vested shares of restricted stock and RSUs shall be included in calculating total share units, but shares subject to non-vested stock options are not included.

CTS Hedging/Pledging Policy

CTS has adopted a policy prohibiting directors and officers who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of those securities or pledging CTS’ securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS’ securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Policy on Recovery of Awards

The CTS Corporation 2007 Management Incentive Plan, under which the annual MIP is administered, and the 2009 Omnibus Equity and Performance Incentive Plan, under which various performance-based and time-based equity grants are made, each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board learns of any intentional misconduct by a plan participant that contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the CTS Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K for the year ended December 31, 2010 and this proxy statement.

CTS CORPORATION 2010 COMPENSATION COMMITTEE

Patricia K. Collawn, Chairperson Thomas G. Cody	Walter S. Catlow Michael A. Henning

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)(6)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	($)(j)

Vinod M. Khilnani	2010	590,192	—	1,317,980	—	1,044,640	624,732	43,750	3,621,294
Chairman, President, and	2009	514,038	—	1,016,750	—	606,565	593,666	38,095	2,769,114
Chief Executive Officer	2008	528,846	21,480	736,500	—	380,769	152,584	26,682	1,846,861

Donna L. Belusar	2010	297,190	—	329,495	—	263,013	—	35,177	924,875
Senior Vice President and	2009	272,369	—	222,000	—	160,698	—	26,683	681,750
Chief Financial Officer	2008 (1)	267,067	—	538,400	—	115,373	—	79,854	1,000,694

Richard G. Cutter	2010	267,047	—	213,984	—	212,727	199,832	37,359	930,949
Vice Pres., Law and Business	2009	245,642	—	166,300	—	130,436	311,976	28,707	883,061
Affairs, Corporate Secretary	2008	256,178	12,920	203,250	—	110,669	100,790	34,353	718,160

Donald R. Schroeder	2010	349,352	20,000	—	—	333,282	427,880	36,800	1,167,314
Executive Vice President	2009	322,463	—	—	—	76,101	1,257,183	47,035	1,702,782
	2008	337,644	12,960	272,900	—	150,927	201,922	118,060	1,094,413

Dennis P. Thornton	2010	266,024	—	329,495	—	228,249	—	40,488	864,256
Senior Vice President and
General Manager, EMS

(1)	Ms. Belusar joined CTS as Senior Vice President and Chief Financial Officer in January of 2008, so amounts shown do not reflect a full twelve months.

(2)	The amount for 2010 represents the special, one-time award for Mr. Schroeder as described above in Compensation Discussion and Analysis.

(3)	The amounts reported in the “Stock Awards” column for 2010 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected include time-based and performance-based awards. For the performance-based awards reported in this column for 2010, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. Khilnani $1,524,480; Ms. Belusar $381,120; Mr. Cutter $247,728; and Mr. Thornton $381,120. Assumptions made in the valuation are set forth in Note I, “Equity-Based Compensation,” to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2010. For Ms. Belusar, the 2008 amount includes a 25,000 time-based RSU award upon her joining CTS.

(4)	Amounts for 2010 represent payments earned under the 2010 Management Incentive Plan.

(5)	The change in pension value for 2010 is based on the difference between the estimated present value of each accrued benefit for named executive officers as of December 31, 2010 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of each named executive officer’s accrued benefit as of December 31, 2009 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption “2010 Pension Benefits” below. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Ms. Belusar and Mr. Thornton do not participate in the CTS Corporation Pension Plan and do not have an Individual Excess Benefit Retirement Plan.

(6)	Amounts in this column for 2010 reflect the following perquisites and personal benefits:

(i)	For Mr. Khilnani, a cash perquisite allowance, tax preparation services, financial planning services, and CTS match under 401(k) Plan.

(ii)	For Ms. Belusar, a cash perquisite allowance, financial planning services, imputed income on term life insurance, and CTS match under 401(k) Plan.

(iii)	For Mr. Cutter, a cash perquisite allowance, financial planning services, tax preparation services, imputed income on term life insurance, and CTS match under 401(k) Plan.

(iv)	For Mr. Schroeder, a cash perquisite allowance, financial planning services, tax preparation services, imputed income on term life insurance, an executive physical, and CTS match under 401(k) Plan.

(v)	For Mr. Thornton, a cash perquisite allowance, financial planning services, imputed income on term life insurance, an executive physical, and CTS match under 401(k) Plan.

2010 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other
								Awards:	Option
		Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:
		Under			Under			of	Number of	Exercise or	Grant
		Non-Equity Incentive Plan			Equity Incentive Plan			Shares	Securities	Base Price	Date Fair
		Awards			Awards			of Stock	Underlying	Of Option	Value of
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Stock and
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Option
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	Awards
Vinod M. Khilnani
2010 Management Incentive Plan	—	295,096	590,192	1,180,385	—	—	—	—	—	—	—
2010-2011 Performance Restricted Stock Unit Plan(1)	2/8/2010	—	—	—	40,000	80,000	160,000	—	—	—	762,240
2009 Omnibus Equity & Performance Incentive Plan	2/8/2010	—	—	—	—	—	—	74,000	—	—	555,740

Donna L. Belusar
2010 Management Incentive Plan	—	74,298	148,595	297,190	—	—	—	—	—	—	—
2010-2011 Performance Restricted Stock Unit Plan(1)	2/8/2010	—	—	—	10,000	20,000	40,000	—	—	—	190.560
2009 Omnibus Equity & Performance Incentive Plan	2/8/2010	—	—	—	—	—	—	18,500	—	—	138,935

Richard G. Cutter
2010 Management Incentive Plan	—	60,092	120,185	240,369	—	—	—	—	—	—	—
2010-2011 Performance Restricted Stock Unit Plan(1)	2/8/2010	—	—	—	6,500	13,000	26,000	—	—	—	123,864
2009 Omnibus Equity & Performance Incentive Plan	2/8/2010	—	—	—	—	—	—	12,000	—	—	90,120

Donald R. Schroeder
2010 Management Incentive Plan	—	87,338	174,676	349,352	—	—	—	—	—	—	—

Dennis P. Thornton
2010 Management Incentive Plan	—	66,506	133,012	266,024	—	—	—	—	—	—	—
2010-2011 Performance Restricted Stock Unit Plan(1)	2/8/2010	—	—	—	10,000	20,000	40,000	—	—	—	190,560
2009 Omnibus Equity & Performance Incentive Plan	2/8/2010	—	—	—	—	—	—	18,500	—	—	138,935

(1)	In February 2010, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2010 and 2011 under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals will be issued in February 2012 following certification of 2011 fiscal year results by CTS’s independent auditors.

Compensation Generally

Compensation Arrangements.  CTS did not have employment agreements with any named executive officers for 2010. In lieu of entering into an employment agreement with Mr. Khilnani, and to formalize and standardize CTS’ severance practices for other officers and key employees, CTS enacted an Executive Severance Policy effective September 10, 2009. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Annual base salary for each named executive officer, other than Mr. Khilnani, is determined by the Compensation Committee. Mr. Khilnani’s annual base salary is determined by the Board, based on a recommendation by the Compensation Committee. Mr. Khilnani does not receive any compensation for his service as a director.

Non-Equity Incentive Plan Compensation.  In 2010, each named executive officer, along with other officers and key employees, participated in the annual MIP which was adopted under the terms of the 2007 CTS Corporation Management Incentive Plan approved by the shareholders in 2007. A chart detailing the targets and payouts for each named executive officer, and additional information on how awards are calculated appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Annual Cash Incentives.”

Performance-Based Equity Compensation.  In order to tie a substantial portion of named executive officer pay to overall financial performance, while aligning the interests of CTS’ named executive officers with those of shareholders over the longer term, CTS has established performance-based equity compensation plans. The terms of the 2009-2010 Performance Restricted Stock Unit Plan pay a named executive officer a percentage between 0-200% of a target award in restricted stock units, based upon how well CTS performs with respect to RTSR compared to a peer group, over a two year performance period. A chart detailing the targets and payouts for each named executive officer, and additional information on how awards are calculated appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Performance-Based Equity Compensation.”

Mr. Khilnani is also a party to an ongoing performance-based compensation arrangement with CTS. A chart detailing the targets and payouts for the first performance period under this plan, and additional information on how awards are calculated appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Performance-Based Equity Compensation.”

Time-Based Equity Compensation.  In 2010, the Compensation Committee awarded the named executive officers other than Mr. Khilnani and Mr. Schroeder restricted stock units under the 2009 Omnibus Plan. The Board awarded Mr. Khilnani a restricted stock unit award under the 2009 Omnibus Plan. A description of CTS’ time based awards appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Time-Based Equity Compensation.”

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive Plan	Awards:
							Awards:	Market or
	Number of	Number of			Number of	Market Value	Number of	Payout Value of
	Securities	Securities			Shares or	of Shares	Unearned	Unearned
	Underlying	Underlying			Units of	or Units	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Option		Stock That	of Stock	Other Rights	Other Rights
	Options	Options	Exercise	Option	Have Not	That Have	That Have	That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Vinod M. Khilnani	11,000	0	13.68	6/7/2016	—	—	—	—
	22,000	0	11.11	6/8/2015	—	—	—	—
	17,500	0	11.04	6/8/2014	—	—	—	—
	20,000	0	9.78	6/11/2013	—	—	—	—
	15,000	0	7.70	7/30/2012	—	—	—	—
	20,000	0	25.10	5/6/2011	—	—	—	—
	—	—	—	—	180,436 (1)	1,995,622	124,500 (6)	1,376,970

Donna L. Belusar	—	—	—	—	51,833 (2)	573,273	28,000 (6)	309,680

Richard G. Cutter	6,500	0	13.68	6/7/2016	—	—	—	—
	9,700	0	11.11	6/8/2015	—	—	—	—
	7,200	0	11.04	6/8/2014	—	—	—	—
	14,500	0	9.78	6/11/2013	—	—	—	—
	8,000	0	7.70	7/30/2012	—	—	—	—
	8,000	0	23.00	4/17/2011	—	—	—	—
	—	—	—	—	33,566 (3)	371,240	18,200 (6)	201,292

Donald R. Schroeder	9,000	0	13.68	6/7/2016	—	—	—	—
	20,000	0	11.11	6/8/2015	—	—	—	—
	10,500	0	11.04	6/8/2014	—	—	—	—
	18,000	0	9.78	6/11/2013	—	—	—	—
	15,000	0	7.70	7/30/2012	—	—	—	—
	12,000	0	23.00	4/17/2011	—	—	—	—
	—	—	—	—	11,733 (4)	129,767	—	—

Dennis P. Thornton	—	—	—	—	39,699 (5)	439,071	28,000 (6)	309,689

(1)	Mr. Khilnani’s 180,436 restricted stock units will vest accordingly: 2011 restricted stock unit vesting — 24,665 on February 8; 41,675 on June 1; 9,999 on June 4; 3,100 on June 7; and 5,000 on July 2. 2012 restricted stock unit vesting — 24,671 on February 8; 41,662 on June 1; and 5,000 on July 2. 2013 restricted stock unit vesting — 24,664 on February 8.

(2)	Ms. Belusar’s 51,833 restricted stock units will vest accordingly: 2011 restricted stock unit vesting — 5,000 on February 4; 6,167 on February 8; 7,501 on June 1; and 3,333 on June 4. 2012 restricted stock unit vesting — 5,000 on February 4; 6,167 on February 8; and 7,499 on June 1. 2013 restricted stock unit vesting — 5,000 on February 4; and 6,166 on February 8.

(3)	Mr. Cutter’s 33,566 restricted stock units will vest accordingly: 2011 restricted stock unit vesting — 4,000 on February 8; 6,001 on June 1; 2,666 on June 4; 2,300 on June 6; and 2,300 on June 7. 2012 restricted stock unit vesting — 4,001 on February 8; 5,999 on June 1; and 2,300 on June 6. 2013 restricted stock unit vesting — 3,999 on February 8.

(4)	Mr. Schroeder’s 11,733 restricted stock units will vest accordingly: 2011 restricted stock unit vesting — 3,333 on June 4; 2,800 on June 6; and 2,800 on June 7. 2012 restricted stock unit vesting — 2,800 on June 6.

(5)	Mr. Thornton’s 39,699 restricted stock units will vest accordingly: 2011 restricted stock unit vesting — 6,167 on February 8; 7,501 on June 1; 2,499 on June 4; 800 on June 6; 800 on September 12; and 500 on November 6. 2012 restricted stock unit vesting — 6,167 on February 8; 7,499 on June 1; 800 on June 6; and 800 on September 12. 2013 restricted stock unit vesting — 6,166 on February 8.

(6)	Amounts reflect 2010 performance-based awards.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Vinod M. Khilnani	—	—	97,665	$955,206

Donna L. Belusar	—	—	23,034	$206,260

Richard G. Cutter	—	—	23,067	$224,543

Donald R. Schroeder	—	—	22,534	$213,659

Dennis P. Thornton	—	—	14,501	$142,503

Pension Benefits.  The CTS Corporation Pension Plan, which we refer to as the Pension Plan, is a tax-qualified defined benefit plan. The Pension Plan requires participants to complete five years of vesting service in order to be eligible for a benefit. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and named executive officers that join CTS after that date, such as Ms. Belusar and Mr. Thornton, are ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan. Each of the pension-eligible named executive officers, Mr. Khilnani, Mr. Schroeder, and Mr. Cutter, have completed the required vesting service period. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus, and non-equity incentive plan columns of the 2010 Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the Pension Plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Messrs. Khilnani, Schroeder, and Cutter were eligible to elect early retirement in 2010. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The ordinary form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit. Married participants may also elect to receive their benefit under a joint and 75% survivor annuity.

Section 415(b)(1) of the Internal Revenue Code placed a limit of $195,000 for 2010 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $245,000 for 2010. The Pension Plan includes a supplemental benefit for pension eligible named executive officer participants that allows for payment of benefit amounts, to the extent permitted by the Internal Revenue Code, in excess of the benefit amounts that would ordinarily be permitted by Section 401(a)(17).

Messrs. Khilnani, Schroeder, and Cutter are participants in non-qualified excess benefit retirement plans, known as Individual SERPs. The Individual SERPs provide that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit the participant would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the participant’s compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the Individual SERP. This specified percentage is designed to place the named executive officer in approximately the same financial position as they would have enjoyed under a prior SERP plan, which had a smaller multiplier factor and which also included 50% of the fair market value of restricted stock units which would have vested during the three highest pay calendar years in the pay calculation. Ms. Belusar and Mr. Thornton do not participate in the Pension Plan, and therefore do not have Individual SERP plans.

So as to comply with Section 409A of the Internal Revenue Code, the Individual SERPs provide that participants will receive the actuarial present value of the benefit, payable as a single lump sum cash payment from the general assets of CTS, in the seventh month after the participant’s employment terminates, or age 55, whichever is later. The actuarial present value is determined using the actuarial assumptions required by law and an interest rate determined by the 30 year Treasury rate as of either May (for separations occurring between August 1 and January 31) or November (for separations occurring between February 1 and July 30) in the plan year during which the separation from service occurs or at age 55, whichever is later. If the participant’s separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the interest rate used to calculate the lump sum amount.

2010 Pension Benefits

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)
Vinod M. Khilnani	CTS Corporation Pension Plan(1)	9.78	250,596	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	9.78	1,560,027	—

Donna L. Belusar	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—	—

Richard G. Cutter	CTS Corporation Pension Plan(1)	11.56	387,564	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	11.56	721,195	—

Donald R. Schroeder	CTS Corporation Pension Plan(1)	38.44	1,903,143	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	37.44	2,531,645	—

Dennis P. Thornton	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—	—

(1)	For Messrs. Khilnani, Schroeder, and Cutter, the actuarial present value of qualified benefits is calculated as a single life annuity, deferred to age 65 without pre-retirement decrements.

(2)	For Messrs. Khilnani, Schroeder, and Cutter, the actuarial present value of Individual Excess Benefit Retirement Plan benefits is calculated as a lump sum, deferred to age 65 without pre-retirement decrements, and uses the November 30, 2010 30-year Treasury rate. Years of credited services under the Individual Excess Benefit Retirement Plans are capped, and Mr. Schroeder has reached his years of credited service cap of 37.44.

Potential Payments Upon Termination or Change-in-Control

Change-In-Control Severance Agreements.  Each named executive officer has a change-in-control severance agreement. Messrs Khilnani, Schroeder, and Cutter are all beneficiaries of Tier 1 severance agreements. On January 22, 2008, Ms. Belusar entered into a modified Tier 1 severance agreement, which is substantially the same as all other Tier 1 severance agreements except Ms. Belusar will not have the benefit of certain retirement plan make-whole provisions since she is not a participant in the Pension Plan and does not have an Individual SERP, as discussed above. On December 18, 2009, CTS entered into a change-in-control severance agreement with Mr. Thornton. It is similar in terms to Ms. Belusar’s agreement in the fact that Mr. Thornton is not a participant in the Pension Plan or an Individual Excess Benefit Retirement Plan and, therefore, he also will not receive certain retirement plan make-whole provisions. Additionally, however, Mr. Thornton’s change-in-control severance agreement is a Tier 2 agreement, which provides a lesser level of benefit than the Tier 1 change-in-control severance agreements provided to CTS’ other named executive officers. All of the aforementioned change-in-control severance agreements expire on December 31, 2011, or, if triggered, at the end of the severance period.

Under a Tier 1 severance agreement, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

A named executive officer with a Tier 1 severance agreement is entitled to severance compensation if, within three years after a change-in-control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the three-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer’s duties; (3) a reduction in the named executive officer’s base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer’s good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ common stock ceases to be publicly traded or listed on the New York Stock Exchange. A named executive officer who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement.

Compensation under the Tier 1 severance agreement includes: (1) a lump sum payment equal to three times the sum of the greater of the named executive officer’s base salary at the time of the change-in-control or the named executive officer’s average base salary over the three years prior to termination plus the greater of the named executive officer’s average incentive pay over the three years prior to the change-in-control or the named executive officer’s target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 36 months following termination at the named executive officer’s expense, with CTS reimbursing the named executive officer for the portion of the premium in excess of the employee share for such coverage (and if such coverage causes the named executive officer to incur tax because it cannot be provided by a corporate plan, the corporation will reimburse the named executive officer for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the named executive officer would have received had he or she remained employed for 36 months following his or her termination date (inapplicable to Ms. Belusar); (4) a lump sum payment equal to 90% of three times the named executive officer’s average matching contribution percentage under the 401(k) plan for the three prior years times the lesser of the named executive officer’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that CTS would have contributed to the named executive officer’s 401(k) plan account had the named executive officer remained employed for 36 months following his or her termination; (5) reimbursement of up to $30,000 for outplacement services; (6) reimbursement of legal, tax, and estate planning expense related to the severance agreement; (7) a lump sum payment equal to the named executive officer’s target incentive pay for the year in which the termination occurs, prorated based on his or her number of months of actual service during the year; and (8) accelerated vesting, exercise rights, and lapse of restrictions on all equity-based compensation awards. In addition, if any payments made to a named executive officer are subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, the named executive officer will receive an additional payment to put the named executive officer in the same after-tax position as if no excise tax had been imposed.

To the extent that the named executive officer receives severance benefits under the severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of three years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

The Tier 2 severance agreement is substantially similar to the Tier 1 described above except that certain eligibility periods and severance amounts are different. Specifically, Tier 2 participants will be entitled to severance compensation if, within two years after the change-in-control (as described above), he or she terminates his or her employment for good reason (as described above) or CTS or its successor terminates the named executive officer for any reason except cause, disability, or death. The severance eligibility period, however, does not automatically extend under the Tier 2 severance agreement.

Further, under the Tier 2 severance agreement, compensation to which a participating named executive officer is entitled includes: (1) a lump sum equal to one and one half (1.5) times the sum of the greater of the named executive officer’s base salary at the time of the change-in-control or the named executive officer’s average base salary over the three years prior to termination plus the greater of the named executive officer’s average incentive pay over the three years prior to the change-in-control or the named executive officer’s target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 12 months following termination at the named executive officer’s expense, with CTS reimbursing the named executive officer for the portion of the premium in excess of the employee share for such coverage, (and if such coverage causes the named executive officer to incur tax because it cannot be provided by a corporate plan, CTS will reimburse the named executive officer for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the named executive officer would have received had he or she remained employed for 12 months following his or her termination date; (4) a lump sum payment equal to 96% of the named executive officer’s average matching contribution percentage under the 401(k) plan for the three prior years times the lesser of the named executive officer’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that CTS would have contributed to the named executive officer’s 401(k) plan account had the named executive officer remained employed for 12 months following his or her termination; (5) reimbursement of up to $15,000 for outplacement services; (6) a lump sum payment equal to the named executive officer’s target incentive pay for the year in which the termination occurs, prorated based on his or her number of months of actual service during the year; and (7) accelerated vesting, exercise rights, and lapse of restrictions on all equity-based compensation awards.

In addition, a Tier 2 severance agreement does not provide for an additional payment if any amount or benefit to be paid to the named executive officer would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code. Instead, the payments and benefits under the Tier 2 severance agreement will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment; provided, however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax). The period of non-solicitation of corporate employees under this second version is two years from separation of service. In all other material respects, this Tier 2 version of the severance agreement is consistent with the terms of the above-described Tier 1 severance agreement.

Severance compensation under both Tier 1 and Tier 2 severance agreements is designed to comply with Section 409A of the Internal Revenue Code. Lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the named executive officer separates from service; provided, however, that if the named executive officer is a specified employee within the meaning of Section 409A of the Internal Revenue Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the named executive officer’s separation from service or the named executive officer’s death. Payment of severance compensation under the change-in-control severance agreement will be reduced to the extent of any corresponding payments under any other agreement.

Change in Control Severance Agreement Table

Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2010, the estimated severance compensation provided to each named executive officer is as follows:

							Accelerated
							Vesting &
	Severance:		Pension		Perquisites:		Exercise
	Base		Plan &		Outplacement,		Rights/ Lapse	Excise Tax
	Salary &	Welfare	SERP	401(k)	Legal, Tax, &		of Restriction	Gross Up or
	Incentive	Benefit	Benefit	Match	Estate	Pro Rata	On Equity	280G
	Pay	Equivalent	Equivalent	Equivalent	Planning	Target	Awards	Reduction	Total
Name	($)	($)	($)	($)	($)	Incentive ($)	($)	($)(1)	($)
Vinod M. Khilnani	3,585,576	22,535	1,502,304	15,458	90,000	590,192	3,516,372	2,574,792	11,897,228

Donna L. Belusar	1,346,685	11,129	—	19,181	60,000	148,595	960,373	574,048	3,120,011

Richard G. Cutter	1,186,080	3,571	373,942	14,109	60,000	120,185	625,620	570,890	2,954,396

Donald R. Schroeder	1,580,367	22,535	124,850	14,615	60,000	174,676	129,767	—	2,106,809

Dennis P. Thornton	605,709	11,445	—	5,915	15,000	133,012	826,171	(111,635)	1,485,617

(1)	This column represents the gross up on 280G excise tax for Tier 1 participants (Ms. Belusar and Messers. Khilnani, Cutter, and Schroeder) and the cut-back for Tier 2 (Mr. Thornton) participants in order to avoid 280G excise tax.

Executive Severance Policy.  As discussed above, in lieu of entering into a new employment agreement with Mr. Khilnani, and to formalize and standardize the corporation’s severance practices for other officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

A named executive officer whose employment with the corporation is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided in the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the named executive officer is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefit specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board will designate from time-to-time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. Khilnani is eligible for the President and Chief Executive Officer specified benefit level. All other named executive officers are designated as eligible for Tier 1 severance benefits.

Under the Policy, an eligible terminated Tier 1 named executive officer may receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer’s termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer’s termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer’s termination, by a firm selected by the named executive officer.

Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested time-based restricted stock units or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS’ equity plans, such awards will become non-forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the corporation, its employees, officers and directors within a specified time, must not compete with the corporation for a period of 12 months following termination unless the corporation consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer’s written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until, and will not be revoked or earlier terminated, prior to three years from its effective date of September 10, 2009.

The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him or her eligible for severance under the Executive Severance Policy on December 31, 2010.

Executive Severance Policy

				Vesting and
			Vesting of	Pro-Rata
			Unvested	Settlement of
			Time-Based	Performance-
		Welfare	Equity	Based Equity
	Severance	Benefit	Awards	Awards	Outplacement	Total
Name	($)	($)	($)	($)	($)	($)
Vinod M. Khilnani	2,390,384	15,023	1,995,622	1,023,050	30,000	5,454,079
Donna L. Belusar	300,300	3,710	—	—	30,000	334,010
Richard G. Cutter	269,531	1,190	—	—	30,000	300,721
Donald R. Schroeder	352,113	7,512	—	—	30,000	389,625
Dennis P. Thornton	270,794	11,445	—	—	30,000	312,239

2010 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock
	in Cash	Awards(3)	Total
Name(1)	($)	($)	$
(a)	(b)	(c)	(e)
Walter S. Catlow	60,000	67,283	127,283
Lawrence J. Ciancia	62,917	67,283	130,200
Thomas G. Cody	68,750	67,283	136,033
Patricia K. Collawn	60,000	67,283	127,283
Roger R. Hemminghaus	66,250	67,283	133,533
Michael A. Henning	62,083	67,283	129,366
Diana M. Murphy(2)	5,000	67,283	72,283
Robert A. Profusek	60,000	67,283	127,283

(1)	Mr. Gordon Hunter joined the Board effective February 3, 2011.

(2)	Ms. Murphy joined the Board effective December 1, 2010.

(3)	On December 8, 2010, 6,100 restricted stock units were awarded to each then-serving non-employee director for 2011 service. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718. The grant date fair value represents the number of units awarded, multiplied by the closing price of CTS’ common stock on the date of grant. The closing price of CTS’ common stock on the New York Stock Exchange was $11.03 on the date of grant. The grant date fair value for each award was $67,283. These awards vested on January 5, 2011 and were distributed upon vesting absent a deferral election by the director. All directors except Mr. Cody, Mr. Hemminghaus, and Ms. Murphy elected to defer distribution until their retirement from the Board. (On December 3, 2009, 6,500 RSUs were awarded to each non-employee director for 2010 service. The closing price of CTS’ common stock on the New York Stock Exchange was $9.24 on the date of grant. The grant date fair value of each award was $60,060. These awards vested on January 6, 2010, and were distributed upon vesting absent a deferral election by the director. Mr. Catlow, Mr. Ciancia, Ms. Collawn, Mr. Henning, and Mr. Profusek elected to defer distribution until their retirement from the Board.) The non-employee directors had no other non-vested stock awards outstanding at fiscal year end.

Director Compensation.  Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is generally divided into two roughly equal components: a cash component and a stock-based component.

Effective for 2010 service, the Board simplified the methodology for the cash component of director compensation. Effective January 1, 2010, each director was entitled to receive an annual retainer at the rate of $60,000 in cash. The Lead Independent Director received an additional annual retainer at the rate of $15,000 and the Chair of the Audit Committee received an annual retainer at the rate of $5,000.

Effective January 1, 2011, the annual retainers for committee chairs were amended. The Lead Independent Director retainer was set at the rate of $20,000 per year, the Audit Committee Chair retainer was set at a rate of $10,000 per year, the Compensation Committee Chair retainer was set at the rate of $10,000 per year, and Nominating and Governance Committee Chair retainer was set at the rate of $5,000 per year.

The Board has established an annual stock-based compensation target for each non-employee director which has been amended from time-to-time. The annual stock-based compensation target for 2010 was

$60,000 per non-employee director. Since 2005, the stock-based compensation target has been fulfilled by grants of RSUs. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred RSUs.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the corporation for 2010; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor’s communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2010 AUDIT COMMITTEE

Lawrence J. Ciancia, Chairman	Walter S. Catlow
Roger R. Hemminghaus	Michael A. Henning

INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2010 and December 31, 2009.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2010	$1,577,033	—	—	—
2009	$1,480,629	—	—	—

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.

The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

2010 Annual Report on Form 10-K

Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to Richard G. Cutter, Corporate Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2010 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the 2011 Annual Meeting of Shareholders to be held on May 25, 2011.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our 2010 Annual Report, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Richard G. Cutter
Corporate Secretary

Elkhart, Indiana
April 19, 2011

APPENDIX I

CTS Corporation Reconciliation of Diluted (Loss) Earnings Per Share
to Adjusted Earnings (Loss) Per Share

	Full Year
	2010	2009
Diluted earnings/(loss) per share	$0.63	$(1.01)

Tax affected charges to reported (loss) / earnings per share:

Restructuring, restructuring-related, and asset impairment charges	0.03	0.05

Goodwill impairment		0.98

Total tax affected adjustments to reported (loss) / earnings per share	0.03	1.03

Tax impact of cash repatriation		0.27

Impact of reversal of tax reserves and change in tax treaty		0.07

Adjusted earnings per share	$0.66	$0.36

CTS CORPORATION
ATTN: Dick Cutter
905 WEST BOULEVARD NORTH
ELKHART, IN 46514
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CTS Corporation Retirement Savings Plan. If voting instuctions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 19th, your shares held by Vanguard Fiduciary Trust Company will not be voted.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors

	Nominees

01	W. S. Catlow	02	L. J. Ciancia	03	T. G. Cody	04	P. K. Collawn	05	R. R. Hemminghaus
06	M. A. Henning	07	V. M. Khilnani	08	D. M. Murphy	09	G. Hunter	10	R. A. Profusek

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2	An advisory vote upon the compensation of CTS Corporation’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3	An advisory vote to determine the frequency of future advisory votes regarding the compensation of CTS Corporation’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	Ratification of the Appointment of Grant Thornton LLP as CTS’ Independent Auditor for 2011.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 25, 2011
The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Vinod M. Khilnani and Richard G. Cutter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 8, 2011 at the Annual Meeting of Shareholders originally convened on May 25, 2011 and at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side